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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                   CONTACT:  GREG STRZYNSKI
November 18, 2004                                       Phone:  989-725-8354


                   SPORTS RESORTS INTERNATIONAL, INC. TO SELL
                       ITS MINNESOTA MOTOR SPORTS FACILITY


OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) today announced its intent to sell its multi-purpose motor sports facility located near Brainerd, Minnesota. The Company is selling the Brainerd facility in an effort to concentrate on its manufacturing operations located in Michigan.

The facility, which hosts various spectator events such as drag and road races for cars and motorcycles, includes a one-quarter mile drag strip and three-mile road course and consists of approximately 650 acres of land. The facility also includes "Raceway 66," a combined convenience store and gas station adjacent to the property.

Sports Resorts will continue to operate the facility during 2005 until it is sold and is planning to hold events similar to those held at the venue during 2004.

In addition to its motor sports facility, the Company through its wholly owned subsidiaries, manufactures and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.

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